Exhibit 99.1

McCLATCHY NAMES NEW MEMBER TO BOARD OF DIRECTORS

SACRAMENTO, CA -- McClatchy (NYSE: MNI) today announced the appointment of Maria Thomas to its board of directors, effective August 15, 2016. Thomas replaces Kathleen Foley Feldstein, a long-standing member of the board, who retired at McClatchy’s annual meeting on May 18, 2016.

Thomas was an early product leader at Amazon.com and has been building innovative digital business models and lasting consumer brands ever since. She spent seven years leading NPR Digital and most recently served as the interim CEO and strategic advisor to Glamsquad, a NYC-based startup offering beauty services on demand. Thomas has held executive roles with other successful startups like Etsy (NASDAQ: ETSY) and SmartThings, as well as with more established brands like American Express.

“I am thrilled to welcome Maria to McClatchy’s board of directors,” said Kevin McClatchy. “Maria has a talent for taking companies from startup to success. I look forward to the impact she can make in helping the company develop its digital strategies further and continuing its strong digital execution.”

Thomas was the first non-founder CEO at Etsy from 2008 to 2010. She led the young company through a period of extraordinary growth and into profitability. Under her leadership, Etsy became a trusted global brand embraced by seven million customers and a trusted e-commerce platform serving hundreds of thousands of sellers with gross merchandise sales of more than $300 million Subsequently, Thomas served as Chief Marketing and Consumer Officer for SmartThings, a pioneer in the consumer Internet of Things arena. She helped SmartThings navigate its two year journey from launch on Kickstarter to a $200 million sale to Samsung.

Thomas broke similar ground in the news industry where, from 2001-2008, she was SVP and GM of NPR Digital. She was a driving force behind NPR’s successful transformation from a radio-only company to a best-in-class, multimedia enterprise.

Thomas currently serves on the board of the privately held digital textile printing and e-commerce company, Spoonflower. She served three years on the board of online grocery company Relay Foods before its merger with Door-to-Door Organics. Thomas is also an angel investor in several start-ups.

“I am excited to join the McClatchy board at such a transformative juncture for the company,” Thomas said. “They are tackling the challenges of our digital world head on while staying true to their 159-year record of community service journalism.”

McClatchy president and CEO Pat Talamantes said, “Maria’s deep digital management and product experience, her work with investors and venture capitalists, and background in media make her uniquely suited to helping McClatchy develop new business models for public service journalism. She will be a tremendous addition to the board and a great resource for the management team.”

Thomas holds an undergraduate degree in accounting from Boston University and earned her MBA from Northwestern’s Kellogg School of Management.

She started her career on Wall Street as a financial analyst and spent seven years with World Bank Group as an Investment Officer with the International Finance Corporation, the World Bank’s private sector arm.

With the appointment of Thomas, McClatchy’s board of directors now consists of 11 members including 3 Class A directors and 8 Class B directors.

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About McClatchy:

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.